Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 033-15983 on Form N–1A of our report dated June 12, 2025, relating to the financial statements and financial highlights of Fidelity Large Cap Stock Fund, a fund of Fidelity Concord Street Trust, appearing on Form N-CSR of Fidelity Concord Street Trust for the year ended April 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 22, 2025